Exhibit 10.34

CAMDEN CENTENNIAL

IMPROVED COMMERCIAL PROPERTY EARNEST MONEY CONTRACT

Article 1: General Provisions

1.1 Contract. Subject to the terms and conditions of this Improved Commercial Property Earnest Money Contract (the “Contract”), ORI-COLORADO, INC., a Nevada corporation (“Seller”) agrees to sell to Purchaser (as identified below), and Purchaser agrees to purchase from Seller, that certain residential apartment complex located at 2961 West Centennial Drive, Littleton, Colorado commonly known as the “Camden Centennial Apartments” consisting of (i) the real property described in Exhibit A, attached hereto and made a part hereof, together with all improvements and fixtures located thereon and all appurtenances and easements relating thereto and all right, title and interest of Seller in and to any unpaid award for the taking by eminent domain of any part of the aforesaid tract of land or for damage to such tract of land by reason of a change of grade of any street (the “Real Property”); (ii) the interest of Seller in all leases, tenancies, licenses and other agreements, including all amendments thereto, for the use or occupancy of any portion of the of the Real Property, including leases which may be entered into by Seller after the Effective Date and prior to Closing as permitted by this Contract, and all guaranties in connection therewith (the “Leases”); (iii) all of Seller’s right, title and interest, in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Seller (the “Personal Property”) presently located on the Real Property (but expressly excluding all computer equipment, computer networking equipment, check scanners, facsimile machines, photocopiers, any and all licenses and software in connection with any of the foregoing exclusions, project signage bearing any name, logo or trademark of Seller or any of its affiliates, golf carts and other motorized vehicles and any items of personal property owned by tenants, any managing agent or others); and (iv) all of Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty, all entitlements and intangible personal property in connection with or arising out of the design, construction, ownership, occupancy, use, management, operation, maintenance, repair or ownership of the Real Property (the “Intangible Personal Property”), including without limitation: (a) licenses, permits governmental approvals and certificates of occupancy relating to the operation of the Real Property, (b) the right to use the name of the Real Property (if any) in connection with the Real Property (but expressly excluding any right to use the name “Camden”, or any derivation thereof, and any other names, logos and trademarks owned by Seller or any of its affiliates), (c) if still in effect, guaranties and warranties received by Seller from any unrelated third party, contractor, manufacturer or other person in connection with improvements to or operation of the Real Property, and (d) all local phone numbers and facsimile numbers for the Real Property (the Real Property, the Leases, the Personal Property and the Intangible Personal Property are referred to herein collectively as, the “Property”).

1.2 Defined Terms. The following defined terms shall have the meanings set forth below:

1.2.1 Seller:	As set forth in Section 1.1

1.2.2 Purchaser:	Resource Real Estate Opportunity OP, LP or its permitted assignee

1.2.3 Purchase Price:	$30,600,000.00

1.2.4 Earnest Money:	$500,000.00 together with any interest earned thereon

1.2.5 Intentionally Omitted

1.2.6 For Cause Reason	A termination by Purchaser of this Contract (a) pursuant to the termination rights of Purchaser under any of Sections 2.9, 4.3, 4.4, 4.6 or 8.6 or (b) due to Purchaser’s dissatisfaction with the environmental condition of the Property

1.2.7 Title Company	Chicago Title Company Commercial Division 5501 LBJ Freeway, Suite 200 Dallas, Texas 75240 Attn: Eric Dahlberg Telephone: (214) 987-6777 Facsimile: (214) 987-6788 email: eric.dahlberg@cttdallas.com

1.2.8 Escrow Agent:	The Title Company shall act as Escrow Agent

1.2.9 Seller’s Broker:	Moran & Company (David Martin)

1.2.10 Effective Date:	September 4, 2013

1.2.11 Inspection Period:	The period which commenced on the Effective Date and which ends on September 20, 2013 at 5:00pm (Mountain Daylight Time).

1.2.12 Closing Date:	September 30, 2013.

1.2.13 Business Day	Any day which is not a Saturday, Sunday or holiday on which national banks operating in the State of Colorado are authorized to be closed.

1.2.14 Service Contracts	Those service, maintenance and operational contracts in effect with respect to the Real Property which must be assumed by Purchaser at Closing, all of which are identified on Exhibit H attached hereto and made a part hereof.

1.3 Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Party

Premium for standard form Owner’s Title Insurance Policy	Seller

Premium for extended coverage and any endorsements	Purchaser

Costs of new Survey provided by Seller and revisions, modifications or re-certifications thereto	Purchaser

Any costs or fees required to transfer the guaranties or warranties, if any, being assigned to Purchaser	Purchaser

Recording Fees (i) Deed (ii) Instruments to remove encumbrances that Seller is obligated to remove	Purchaser Seller

Documentary fees, transfer taxes, stamp taxes, intangible taxes, recording taxes and other taxes and assessments applicable to real and personal property conveyances	Purchaser

Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Seller 1/2 Purchaser 1/2

Real Estate Sales Commission to Seller’s Broker	Seller

1.4 Earnest Money. The Earnest Money, in immediately available federal funds, evidencing Purchaser’s good faith to perform Purchaser’s obligations under this Contract, shall be deposited by Purchaser with the Escrow Agent not later than the third Business Day after the Effective Date. The Escrow Agent shall hold and disburse the Earnest Money in accordance with the escrow provisions in Exhibit B. In the event that Purchaser fails to timely deposit the Earnest Money with the Escrow Agent, this Contract shall be of no force and effect. The Earnest Money shall be applied to the Purchase Price at Closing. Except as expressly provided otherwise in this Contract, the Earnest Money shall be nonrefundable.

1.5 Independent Contract Consideration. Seller and Purchaser agree and acknowledge that as Independent Contract Consideration (herein so called) for Seller’s entering into this Contract (i) One Hundred and No/100 Dollars ($100.00) of the Earnest Money shall be paid to Seller if this Contract is terminated by Purchaser due to a For Cause Reason and (ii) Fifty Thousand and No/100 Dollars ($50,000.00) of the Earnest Money shall be paid to Seller if this Contract is terminated by Purchaser for any reason other than a For Cause Reason. Moreover, Seller and Purchaser agree and acknowledge that the Independent Contract Consideration has been bargained for and agreed as additional consideration for Seller’s execution and delivery of this Contract. At Closing, the Independent Contract Consideration shall be applied to the Purchase Price.

Article 2: Inspections, Title Review

2.1 Property Information. To the extent not previously provided, Seller shall make available to Purchaser, to the extent in Seller’s possession or control, copies of, or access to with the right to copy, within three (3) Business Days after the Effective Date, the materials as may be listed on Exhibit C attached hereto and made a part hereof (the “Property Information”).

Except as otherwise expressly provided herein, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information or any other documents and information Seller may provide to Purchaser.

2.2 Confidentiality. The Property Information and all other information furnished to, or obtained through inspection of the Property by, Purchaser or Purchaser Parties (hereinafter defined) is herein called “Confidential Information.” The term “Confidential Information” shall not include (i) matters of public record, (ii) information available to Purchaser from third parties who do not have a duty to Seller to keep such information confidential, (iii) matters generally known to the public, and (iv) matters already known to Purchaser or any of its affiliates, lenders, employees, attorneys, accountants and other professionals or agents relating to the Property (“Purchaser Parties”). Confidential Information will be treated by Purchaser and Purchaser Parties as confidential, and will not be disclosed to anyone other than Purchaser’s consultants and Purchaser Parties who agree to maintain the confidentiality of the Confidential Information, and will, if requested by Seller in writing, be destroyed or returned to Seller by Purchaser if the Closing does not occur for any reason. In such an event, and at Seller’s request, an officer of Purchaser shall certify that all of the Confidential Information has been destroyed or returned to Seller. Purchaser agrees to use the Confidential Information only for the purpose of evaluating the purchase of the Property and not in any other manner and agrees not to use the Confidential Information in any way which is directly detrimental to the Seller, or to directly interfere with, circumvent or attempt to circumvent the interests of the Seller or its affiliates in the Property. The confidentiality provisions of this Section 2.2 shall not apply to any disclosures made by Purchaser as required by law, by court order, or in connection with any subpoena served upon Purchaser; provided that Purchaser shall provide Seller with prior written notice before making any such disclosure. Purchaser’s obligations under this Section 2.2 shall survive termination of this Contract for a period of twelve (12) months.

2.3 Inspections in General. Commencing on the Effective Date, Purchaser, its agents, and employees shall have the right to enter upon the Real Property for the purpose of making non-invasive inspections at Purchaser’s sole risk, cost and expense. Prior to any entry onto the Real Property, Purchaser shall provide Seller with evidence that Purchaser maintains commercial general liability insurance with coverage in an amount not less than $2,000,000 per occurrence and $5,000,000 aggregate, issued by an insurer acceptable to Seller, in form and substance acceptable to Seller and which names Seller and its property manager as additional insureds under such insurance. All of such entries upon the Real Property shall be at reasonable times during normal business hours and after at least 24 hours prior notice to Seller, and Seller or Seller’s agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Real Property. Upon reasonable prior written notice and request from Purchaser, Seller shall notify tenants of the Real Property and permit Purchaser to view occupied units, subject to the rights of tenants under their Leases and except to the extent specifically prohibited in such tenants’ Leases. Provided Purchaser does not purchase the Property for any reason other than Seller’s breach of its obligations under this Contract, within ten (10) days after Seller’s request, Purchaser shall provide Seller with a copy of any written reports from third-parties actually received by Purchaser with regard to such tests and inspections (collectively, the “Purchaser’s Reports”); however, the furnishing of copies of Purchaser’s Reports shall be without any representation or warranty, express or implied, as to the accuracy, completeness or any other matter regarding such reports, tests and inspections nor shall Seller have any right to use or rely on same without the express written consent of the preparer of such reports. Purchaser does not warrant or represent that Seller will be able to obtain such consent. Purchaser shall not be obligated to provide any market or economic feasibility studies, reports, data or analyses prepared by or for Purchaser. If any inspection or test disturbs all or any portion of the Real Property, Purchaser will restore such Real Property to substantially the same condition as existed before the inspection or test. Except to the extent arising out of the negligence or willful misconduct of Seller, its property manager, or their respective trustees, directors, affiliates, parents, shareholders, officers, tenants, partners, agents, counsel, contractors and employees, Purchaser shall indemnify, defend, and hold harmless Seller, its property manager, and their respective trustees, directors, affiliates, parents, shareholders, officers, tenants, partners, agents, counsel, contractors and employees from and against any and all losses, costs, damages, claims, or liabilities, including but not limited to, mechanic’s and materialmen’s liens and Seller’s and property manager’s attorneys’ fees, arising out of or in connection with Purchaser’s or its agents’ entry on the Real Property and any inspections of the Real Property. The provisions of this paragraph shall survive the Closing or the earlier termination of this Contract and shall not be merged into the Deed or other closing documents.

2.4 Environmental Inspections. The inspections under Section 2.3 may include a non-invasive Phase I environmental inspection of the Real Property, but no Phase II environmental inspection or other invasive inspection or sampling of soil, water, air or other materials, including without limitation construction materials for analytical testing, either as part of the Phase I inspection or any other inspection, shall be performed without the prior written consent of Seller, which may be withheld in Seller’s sole and absolute discretion, and if consented to by Seller, the proposed scope of work and the party who will perform the work shall be subject to Seller’s reasonable review and approval. At Seller’s written request, Purchaser shall deliver to Seller copies of any Phase II or other environmental report to which Seller consents as provided above.

2.5 Termination During Inspection Period. If Purchaser determines, in Purchaser’s sole discretion, that the Property is not suitable for Purchaser’s intended use or purpose, or for any reason or no reason whatsoever, Purchaser may, on or before the expiration of the Inspection Period, deliver a written notice to Seller electing to terminate this Contract (the “Termination Notice”). If Purchaser fails to deliver the Termination Notice to Seller prior to the expiration of the Inspection Period, Purchaser shall be conclusively deemed to have accepted the Property for all purposes and Purchaser shall continue to perform all its obligations in accordance with the terms of this Contract. In the event Purchaser terminates this Contract by timely delivery of the Termination Notice such Termination Notice shall, if the termination is due to a For Cause Reason state such For Cause Reason with reasonable specificity. In the event Purchaser terminates this Contract the Earnest Money, less the applicable Independent Contract Consideration, shall be immediately returned to the Purchaser by the Escrow Agent, the applicable Independent Contract Consideration shall be immediately paid to Seller by the Escrow Agent. Following any termination under this Section 2.5 neither Seller nor Purchaser shall have any further liability to the other under this Contract except for such obligations of Purchaser which expressly survive the termination of this Contract.

2.6 AS-IS SALE/PURCHASER’S RELIANCE ON ITS INVESTIGATIONS/RELEASE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED BY SELLER IN SECTION 7.1 BELOW, PURCHASER AGREES (I) THAT IT IS PURCHASING THE PROPERTY ON AN “AS-IS, WHERE-IS” AND “WITH ALL FAULTS” BASIS AND BASED EXCLUSIVELY ON ITS OWN INVESTIGATION AND EXAMINATION OF THE PROPERTY, (II) THAT NEITHER SELLER NOR ITS EMPLOYEES, OFFICERS, DIRECTORS, TRUSTEES, PRINCIPALS, AGENTS, CONSULTANTS, AFFILIATES, PARENTS, BROKERS, PROPERTY MANAGERS, ATTORNEYS, CONTRACTORS, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY, “REPRESENTATIVES”) HAVE MADE, AND SELLER AND ITS REPRESENTATIVES DO NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY WARRANTY OR REPRESENTATION OF ANY KIND OR CHARACTER WHETHER EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO ANY MATTER PERTAINING TO THE PROPERTY INCLUDING WITHOUT LIMITATION: (A) THE VALUE OF PROPERTY; (B) ANY INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (E) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR ON THE PROPERTY; (F) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, WATER, WATER RIGHTS, SOIL, OR GEOLOGICAL CONDITIONS; (G) THE COMPLIANCE OF OR BY THE SELLER, THE PROPERTY, OR ITS OPERATION WITH ANY CODES, LAWS, RULES, ORDINANCES, REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, WITHOUT LIMITATION, ANY APPLICABLE ZONING OR BUILDING REQUIREMENTS; (H) THE NATURE, MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY LATENT OR PATENT DEFECTS; (I) THE DESIGN OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE SPECIFICATION OF ANY MATERIALS OR PRODUCTS INCORPORATED INTO OR USED IN CONNECTION WITH THE CONSTRUCTION OF THE PROPERTY; (J) COMPLIANCE WITH ANY ENVIRONMENTAL, HEALTH, SAFETY OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, CODES OR REQUIREMENTS, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 CFR, PART 261, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (“CERCLA”), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING AS WELL AS

ANY AND ALL OTHER LAWS, ORDINANCES, RULES AND/OR REGULATIONS CREATED OR IMPOSED BY ANY GOVERNMENTAL AUTHORITY HAVING JURISDICTION OVER THE PROPERTY, WHETHER LOCAL, STATE OR FEDERAL, PERTAINING TO ENVIRONMENTAL REGULATION, CONTAMINATION, CLEAN-UP OR DISCLOSURE, AS NOW EXISTING AND/OR AS HEREAFTER AMENDED. (COLLECTIVELY, “ENVIRONMENTAL LAWS”); (K) THE PRESENCE OR ABSENCE OF “HAZARDOUS MATERIALS” (AS DEFINED BELOW) AT, ON, OR UNDER THE PROPERTY OR ANY PROPERTY NEAR OR ADJACENT TO THE PROPERTY; (L) THE PRESENCE OR ABSENCE OF ANY UNDERGROUND STORAGE TANKS ON THE PROPERTY OR ON PROPERTY ADJACENT TO OR NEAR THE PROPERTY; (M) THE CONTENT, COMPLETENESS OR ACCURACY OF ANY OF THE PROPERTY INFORMATION (AND ANY OTHER DOCUMENTS AND INFORMATION GIVEN TO OR REVIEWED BY PURCHASER), THE OFFERING, IF ANY, PREPARED BY SELLER’S BROKER, OR ANY OTHER MATERIALS RELATED TO PURCHASER’S INSPECTION OF THE PROPERTY, OR ANY PRELIMINARY REPORTS, TITLE COMMITMENTS, OR OTHER REPORTS OR DOCUMENTS REGARDING TITLE TO THE PROPERTY; (N) THE TENANT OCCUPANCY LEVEL AT THE PROPERTY; (O) DEFICIENCY OF ANY UNDERSHORING; (P) DEFICIENCY OF ANY DRAINAGE; (Q) THE FACT THAT ALL OR A PORTION OF THE PROPERTY MAY BE LOCATED IN OR NEAR ANY FLOOD AREA OR ZONE OR WETLANDS; (R) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY (PURCHASER IS SOLELY RESPONSIBLE FOR OBTAINING ANY CERTIFICATION OF OCCUPANCY OR ANY OTHER APPROVAL OR PERMIT NECESSARY FOR TRANSFER OR OCCUPANCY OF THE PROPERTY); (S) THE SQUARE FOOTAGE OF THE PROPERTY OR THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY, INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN PROVIDED TO PURCHASER; AND (T) ANY OTHER MATTER RELATING TO THE PROPERTY OR TO THE DEVELOPMENT OR OPERATION OF THE PROPERTY. AS USED HEREIN, THE TERM “HAZARDOUS MATERIALS” SHALL MEAN ANY HAZARDOUS OR TOXIC MATERIALS, SUBSTANCES OR WASTES THAT ARE OR BECOME REGULATED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENTAL AUTHORITY, INCLUDING, WITHOUT LIMITATION, (I) SUBSTANCES DEFINED AS “HAZARDOUS SUBSTANCES,” “HAZARDOUS MATERIALS” OR “TOXIC SUBSTANCES” IN ANY ENVIRONMENTAL LAWS; (II) ANY MATERIALS, SUBSTANCES OR WASTES WHICH ARE TOXIC, IGNITABLE, RADIOACTIVE, CORROSIVE OR REACTIVE AND WHICH ARE REGULATED BY ANY STATE OR LOCAL GOVERNMENTAL AUTHORITY OR ANY AGENCY OF THE UNITED STATES OF AMERICA; (III) ASBESTOS, MOLD, FUNGI, PETROLEUM AND PETROLEUM BASED PRODUCTS, UREA FORMALDEHYDE FOAM INSULATION, POLYCHLORINATED BIPHENYLS (PCBS), AND FREON AND OTHER CHLOROFLUOROCARBONS; AND (IV) THOSE SUBSTANCES DEFINED AS ANY OF THE FOREGOING IN THE REGULATIONS ADOPTED AND PUBLICATIONS PROMULGATED PURSUANT TO EACH OF THE AFORESAID LAWS. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS-IS,” “WHERE-IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS

OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY AND PURCHASER’S AGREEMENT TO PURCHASE THE PROPERTY “AS-IS” IS A MATERIAL INDUCEMENT TO SELLER TO AGREE TO SELL THE PROPERTY AT THE PURCHASE PRICE PROVIDED HEREIN.

WITHOUT LIMITING THE FOREGOING AND SUBJECT SOLELY TO THE SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 7.1 BELOW, PURCHASER, FOR ITSELF AND ITS AGENTS, PARENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND RELEASES AND FOREVER DISCHARGES SELLER, AND ITS REPRESENTATIVES FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES (INCLUDING WITHOUT LIMITATION ATTORNEY FEES AND DISBURSEMENTS) WHATSOEVER (COLLECTIVELY “CLAIMS”) WHETHER AT LAW OR IN EQUITY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THIS CONTRACT, WHICH PURCHASER HAS OR MAY HAVE IN THE FUTURE, ARISING OUT OF THE PHYSICAL (INCLUDING WITHOUT LIMITATION, DESIGN AND CONSTRUCTION DEFECTS), ENVIRONMENTAL, HEALTH, SAFETY, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS IN TORT OR CONTRACT AND ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER ANY ENVIRONMENTAL LAWS OR ANY SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR REGULATION (INCLUDING ANY SUBSEQUENT AMENDMENT OR ADDITION THERETO AND JUDICIAL INTERPRETATIONS THEREOF). PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, PARENTS, SUCCESSORS AND ASSIGNS UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER, AND ITS REPRESENTATIVES FROM AND AGAINST ANY AND ALL MATTERS AFFECTING THE PROPERTY, EXCEPT THOSE THAT EXPRESSLY SURVIVE CLOSING HEREUNDER. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF PURCHASER’S SELECTION AND PURCHASER IS GRANTING THIS WAIVER AND RELEASE OF ITS OWN VOLITION AND AFTER CONSULTATION WITH PURCHASER’S COUNSEL.

KF
Purchaser’s Initials

THE AGREEMENT OF PURCHASER SET FORTH IN THIS SECTION 2.6 SHALL BE DEEMED TO BE AFFIRMED AS OF THE CLOSING AND THE PROVISIONS OF THIS SECTION 2.6 SHALL SURVIVE INDEFINITELY THE CLOSING OR EARLIER TERMINATION OF THIS CONTRACT AND SHALL NOT BE MERGED INTO THE DEED OR OTHER CLOSING DOCUMENTS.

2.7 Delivery of Title Commitment. To the extent not previously delivered to Purchaser, within three (3) days after the Effective Date of this Contract, Seller shall cause to be delivered to Purchaser a title commitment issued by the Title Company to insure fee title to the Real Property (“Title Commitment”), together with copies of the vesting deed and all documents referenced in the Title Commitment (the “Exception Documents”).

2.8 Survey. On or about September 12, 2013, Seller shall deliver to Purchaser an ALTA/ACSM survey for the Real Property prepared under the direction of Landco Services and dated after the Effective Date (a “Survey”). Purchaser shall, at Closing, reimburse Seller for the cost of the Survey. All costs and expenses of modifications to the Survey which are required or requested by Purchaser shall be borne by Purchaser whether or not Closing occurs.

2.9 Title Review and Cure. During the Inspection Period, Purchaser shall review title to the Real Property as disclosed by the Title Commitment, the Exception Documents related thereto and the existing survey or Survey for such Real Property and, no later the expiration of the Inspection Period, Purchaser may deliver to Seller in writing (“Purchaser’s Objection Notice”) such objections as Purchaser may have to anything contained or set forth in the Title Commitment, Exception Documents, or Survey. Except as hereinafter expressly set forth, any items to which Purchaser does not object within the Inspection Period shall be deemed acceptable to Purchaser. Seller shall, within three (3) days of its receipt of Purchaser’s Objection Notice, advise Purchaser in writing (“Seller’s Response”) which objections, if any, it shall cure or cause to be cured prior to the Closing. Seller shall have no obligation to cure any title exceptions except that Seller shall in all events be obligated to cause to be released on or before Closing, (i) all liens filed against the Property created or assumed by Seller, (ii) all items, if any, Seller agrees to cure in the Seller’s Response, and (iii) any exceptions to title created by, through or under Seller after the Effective Date of this Contract without Purchaser’s consent and not reflected on the Title Commitment prior to the expiration of the Inspection Period. If Seller fails to send Seller’s Response Seller shall be deemed to have declined to cure all objections set forth in Purchaser’s Objection Notice. If Seller declines, or is deemed to have declined, to cure any item to which Purchaser objected in Purchaser’s Objection Notice, Purchaser shall have three (3) business days to elect to (x) terminate this Contract (whereupon all sums paid as Earnest Money, less the applicable Independent Contract Consideration, shall be returned to Purchaser by the Escrow Agent, the applicable Independent Contract Consideration shall be immediately paid to Seller by the Escrow Agent and thereafter neither Seller nor Purchaser shall have any further liability to the other under this Contract except for such obligations of Purchaser which expressly survive the termination of this Contract), or (y) waive those objections in Purchaser’s Objection Notice which Seller is deemed to have declined to cure or which did not expressly agree in Seller’s Response to cure. In the event Purchaser fails to timely elect (x) or (y) above, then Purchaser shall be conclusively deemed to have elected (y) above. Subject to Seller’s obligation to cure certain title matters as described above, all matters shown on the Title Commitment and Survey, except to the extent Seller expressly agreed in Seller’s Response to cure such matters; all matters objected to in Purchaser’s Objection Notice which are subsequently waived, or deemed waived, by Purchaser, any defects in or objections to title to the Real Property or title exceptions or encumbrances, arising, by, through or under Purchaser, real estate taxes or other assessments not yet due and payable, and the rights of tenants in possession, as tenants only, under the Leases, are herein collectively called, the “Permitted Exceptions”.

2.10 Delivery of Title Policy as of Closing. As a condition to Purchaser’s obligation to close, the Title Company shall be prepared, at Closing, to issue to Purchaser, an Owner’s Policy of Title Insurance for the Real Property (the “Title Policy”), effective as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser or its permitted assignee, as owner of good and indefeasible fee simple title to such Real Property, and subject only to the Permitted Exceptions. Seller shall execute at Closing an affidavit as to authority, the rights of tenants in occupancy and the status of mechanics’ liens (and sufficient to remove from the Title Policy any exception for mechanics’ liens filed against the Real Property which relate to any matters occurring prior to the Closing Date) in form acceptable to Seller and as the Title Company shall reasonably require for the issuance of the Title Policy. The Title Policy may be delivered after Closing if that is customary in the locality where issued.

Article 3: Operations And Risk Of Loss

3.1 Ongoing Operations. During the pendency of this Contract, Seller shall carry on its business and activities relating to the Property, including the leasing of the Property, in substantially in the same manner as it did before the Effective Date.

3.2 Negative Covenants. Seller shall not (A) create or agree to any easements, liens, mortgages, encumbrances or other interests that would materially adversely affect the Property or Seller’s ability to comply with this Contract; (B) initiate or consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Real Property, other than as Seller reasonably deems appropriate in its prudent operation of the Real Property; (C) fail to pay when due and payable all taxes and other public charges assessed against the Real Property or Seller; (D) fail to keep current and free from monetary or material non-monetary default any and all secured financing against the Real Property; or (E) fail to pay in a timely fashion all proper bills for labor or services for work performed for or on behalf of Seller with respect to the Property.

3.3 Compliance with Obligations. During the pendency of this Contract, Seller will perform its material obligations under the Leases and Service Contracts and other material agreements which affect the Property. Seller shall maintain its current insurance policy in full force and effect and shall pay all required premiums and other charges.

3.4 New Contracts. During the pendency of this Contract, Seller will not, without the prior consent of the Purchaser, enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except (a) Leases in the ordinary course of business, with terms of not more than fifteen months and in accordance with Seller’s business practices in effect prior to the Effective Date and (b) contracts entered into in the ordinary course of business that are terminable as of the Closing Date and without penalty or cancellation fee.

3.5 Hazardous Materials. Seller shall not use, produce, process, manufacture, generate, treat, handle, store or dispose of any Hazardous Materials in violation of Environmental Law on or under the Real Property. Seller shall promptly furnish to Purchaser copies of all written communications received by Seller from any person (including notices, complaints, claims or citations that any release or threatened release of any Hazardous Materials or any violation of any Environmental Law has actually or allegedly occurred) or given by Seller to any person concerning any past or present release or threatened release of any Hazardous Substances in, on or under the Real Property (or any nearby real property which could migrate to the Real Property) or any past or present violation of any Environmental Law at the Real Property.

3.6 Litigation; Notice of Violations. Seller shall promptly notify Purchaser in writing of any litigation, arbitration, condemnation or administrative hearing before any court or governmental agency concerning Seller or the Property that is instituted or threatened in writing after the date hereof other than eviction or unlawful detainer actions that will be completed prior to Closing and insured claims for bodily injury. Seller shall promptly provide Purchaser with a copy of any written notices of violations received by Seller asserting a violation of any laws, ordinances, regulations, licenses, permits, governmental approvals, certificates of occupancy, or any covenants, conditions or restrictions applicable to the Property.

3.7 No Transfers. Except as permitted under clause (a) (iv) above, and except for depletions, replacements and additions of the Personal Property in the ordinary course of business, Seller shall not in any manner sell, convey, assign, transfer, encumber or otherwise dispose of the Real Property, the Leases, the Personal Property, or the Service Contracts, or any part thereof or interest therein.

3.8 Operations After Closing. Seller shall not dissolve its existing entity and shall remain validly existing and in good standing under the laws of the State of Nevada until December 31, 2014; provided, however, that if Purchaser gives Seller written notice of a claim under this Contract on or before the expiration of such period, such covenant shall extend until the such claim has been resolved.

3.9 Termination of Miscellaneous Contracts. Purchaser acknowledges that Seller may have various service, maintenance and other operational contracts in effect in addition to the Service Contracts (such other contracts being herein called the “Miscellaneous Contracts”) which Miscellaneous Contracts may also relate to various services, maintenance and other operations at the Real Property. Purchaser acknowledges that the Miscellaneous Contracts may include confidential arrangements between Seller and various vendors, national contracts and other contracts which Seller cannot or will not permit Purchaser to assume. Accordingly, Seller will not provide copies of the Miscellaneous Contracts for Purchaser’s inspection, and Purchaser shall not be required or permitted to assume any of the Miscellaneous Contracts. Seller will terminate each of the Miscellaneous Contracts, at its sole cost and expense, effective as of a date not later than the Closing Date.

Article 4: Conditions Precedent and Remedies

4.1 Purchaser’s Conditions to Closing. Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

4.1.1 All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

4.1.2 Each of representations and warranties of Seller set forth in Section 7.1 shall be true in all material respects as of the Closing Date;

4.1.3 Title Company is prepared to issue, upon the condition of the payment of its scheduled premiums, the Title Policy, subject to the Permitted Exceptions applicable to the Real Property;

4.1.4 Purchaser has not elected to terminate this Contract pursuant to Section 2.5, 2.9, 4.3, 4.4, 4.6 or 8.6.

4.2 Seller’s Conditions to Closing. Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller’s obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

4.2.1 All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered; and

4.2.2 Each of the representations of Purchaser set forth in Section 7.2 shall be true in all material respects as of the Closing Date.

4.3 Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Sections 4.1 or 4.2 are not fulfilled or waived, the party benefited by such conditions may, by written notice to the other party, terminate this Contract, whereupon all rights and obligations hereunder of each party shall terminate except those that expressly survive any termination. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Sections 4.1 and 4.2 above. In the event this Contract is terminated as a result of any condition set forth in Section 4.1, Purchaser, as its sole and exclusive remedy, shall be entitled to a refund of the Earnest Money, less the applicable Independent Contract Consideration (which shall be paid to Seller). In any event, Purchaser’s consent to the close of escrow pursuant to this Contract shall waive any remaining unfulfilled conditions, and any liability on the part of Seller for breaches of covenants, representations and warranties of which Purchaser had knowledge as of the Closing.

4.4 Damage or Condemnation.

4.4.1 Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened before the Closing Date, and risk of loss to the Property due to fire, flood or any other cause before the Closing Date, shall remain with Seller.

4.4.2 If, prior to the Closing Date, all or part of the Real Property is damaged by fire or by any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage. If the cost of repairing such damage is not in excess of Four Hundred Thousand and No/100 Dollars ($400,000.00), as estimated by an independent general contractor designated by Seller or Seller’s lender or insurance company, then the Closing shall occur on the Closing Date and at Closing Purchaser shall receive a credit against the Purchase Price in an amount equal to (i) the estimated cost of repair or replacement minus (ii) any sums reasonably expended by Seller in making emergency repairs or restoration for life safety purposes or to avoid further property damage to the extent that such costs were included in the estimated costs of repair or replacement and any sums reasonably expended by Seller in repairing or replacing such damage. If the cost of repairing damage from such casualty is greater than Four

Hundred Thousand and No/100 Dollars ($400,000.00), then either Seller or Purchaser shall have the right, for a period of ten (10) Business Days from the date of notice of the amount of damage, to terminate this Contract by giving written notice of termination to the other party within such period. Upon such termination, the parties hereto shall be released of any further liability hereunder except for provisions which survive a termination and Purchaser shall be entitled to a return of the Earnest Money, less the Independent Contract Consideration which shall be paid to Seller. If either party fails to notify the other party within such period of its intention to terminate this Contract, then the parties shall proceed to Closing, and at Closing Purchaser shall receive a closing credit in the amount provided for in subsections (i) above minus the amount which Seller is entitled to withhold under subsection (ii) above.

4.4.3 If, prior to the Closing Date, any condemnation or eminent domain proceedings shall be commenced by any public authority against the Real Property, Seller shall promptly give Purchaser written notice thereof. Upon notice of the commencement of any such proceedings (from Seller or otherwise), Purchaser shall have the right to either (i) accept the affected Real Property subject to the proceedings, whereupon any award paid prior to Closing (less Seller’s reasonable and necessary costs and expenses of pursuing and participating in such proceedings) shall be paid to Purchaser and Seller shall deliver to Purchaser at Closing, without recourse or representation (other than Seller’s representation that it has the right to make such assignment without any other person or entity having the right to claim entitlement to all or any portion of such proceeds), all of Seller’s right, title and interest in and to any such award, or (ii) terminate this Contract by giving written notice to Seller to that effect within ten (10) Business Days from the date Purchaser receives notice of the proceedings. If this Contract is terminated by Purchaser as aforesaid, the parties hereto shall have no further liability hereunder except as otherwise expressly provided herein and Purchaser shall be entitled to a return of the Earnest Money, less the Independent Contract Consideration which shall be paid to Seller. In the event Purchaser fails to notify Seller within such period of Purchaser’s intention to terminate this Contract, then Purchaser shall proceed to Closing and Seller’s rights to any awards (less Seller’s reasonable and necessary costs and expenses of pursuing and participating in such proceedings) shall be assigned to Purchaser at Closing. Seller shall have no obligation to repair or restore the Property or any portion thereof.

4.5 DEFAULT BY PURCHASER. IF PURCHASER SHALL DEFAULT IN ITS OBLIGATIONS UNDER THIS CONTRACT AND SUCH DEFAULT SHALL CONTINUE UNCURED FOLLOWING THE FIFTH (5TH) DAY AFTER WRITTEN NOTICE OF SUCH DEFAULT IS GIVEN TO PURCHASER (HOWEVER SUCH NOTICE PERIOD SHALL NOT EXTEND THE CLOSING DATE), PURCHASER AGREES THAT SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS CONTRACT AND HAVE THE ESCROW AGENT DELIVER THE EARNEST MONEY TO SELLER AS LIQUIDATED DAMAGES TO COMPENSATE SELLER FOR TIME SPENT, LABOR AND SERVICES PERFORMED, AND THE LOSS OF ITS BARGAIN. PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO CALCULATE DAMAGES WITH CERTAINTY IF PURCHASER SO DEFAULTS AND THAT THE EARNEST MONEY REPRESENTS A REASONABLE ESTIMATE OF SELLER’S DAMAGES. SELLER

AGREES TO ACCEPT THE EARNEST MONEY AS SELLER’S SOLE REMEDY IF PURCHASER DEFAULTS IN ITS OBLIGATIONS UNDER THIS CONTRACT, SELLER WAIVING ALL OTHER RIGHTS AND REMEDIES. THE FOREGOING IS NOT INTENDED TO LIMIT PURCHASER’S INDEMNITY OBLIGATIONS HEREUNDER.

4.6 DEFAULT BY SELLER. IF SELLER DEFAULTS IN ITS OBLIGATION TO SELL AND CONVEY THE PROPERTY TO PURCHASER PURSUANT TO THIS CONTRACT AND SUCH DEFAULT SHALL CONTINUE UNCURED FOLLOWING THE FIFTH (5TH) DAY AFTER WRITTEN NOTICE OF SUCH DEFAULT IS GIVEN TO SELLER (HOWEVER SUCH NOTICE PERIOD SHALL NOT EXTEND THE CLOSING DATE), PURCHASER’S SOLE AND EXCLUSIVE REMEDY SHALL BE TO ELECT ONE OF THE FOLLOWING: (A) TO TERMINATE THIS CONTRACT, IN WHICH EVENT PURCHASER SHALL BE ENTITLED TO (I) THE RETURN BY THE ESCROW AGENT TO PURCHASER OF THE EARNEST MONEY (INCLUDING THE INDEPENDENT CONTRACT CONSIDERATION), AND (II) IF SUCH DEFAULT IS THE RESULT OF SELLER’S INTENTIONAL BREACH OF THIS CONTRACT FOR THE PURPOSES OF DEPRIVING PURCHASER OF THE BENEFIT OF ITS BARGAIN, PURCHASER SHALL ALSO BE ENTITLED TO THE RECOVERY FROM SELLER OF PURCHASER’S ACTUAL AND REASONABLE OUT-OF-POCKET COSTS AND EXPENSES INCURRED IN CONNECTION WITH ENTERING INTO THIS CONTRACT AND ATTEMPTING TO PURCHASE THE PROPERTY, INCLUDING WITHOUT LIMITATION, DUE DILIGENCE INSPECTIONS PERFORMED BY PURCHASER AND ITS CONSULTANTS, AND LOAN DEPOSITS, APPLICATION AND COMMITMENT FEES, UP TO A MAXIMUM AMOUNT OF FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) IN THE AGGREGATE, AND AFTER PURCHASER HAS RECOVERED ALL THE FOREGOING NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS EXCEPT FOR PURCHASER’S INDEMNITY OBLIGATIONS HEREUNDER, OR (B) TO BRING A SUIT FOR SPECIFIC PERFORMANCE PROVIDED THAT ANY SUIT FOR SPECIFIC PERFORMANCE MUST BE BROUGHT WITHIN NINETY (90) DAYS OF SELLER’S DEFAULT, TO THE EXTENT PERMITTED BY LAW, PURCHASER WAIVING THE RIGHT TO BRING SUIT AT ANY LATER DATE. PURCHASER WAIVES ANY OTHER RIGHTS OR REMEDIES. PURCHASER AGREES NOT TO FILE A LIS PENDENS OR OTHER SIMILAR NOTICE AGAINST THE PROPERTY EXCEPT IN CONNECTION WITH THE FILING OF A SUIT FOR SPECIFIC PERFORMANCE.

Article 5: Closing

5.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date through the usual form of deed and money escrow, which the parties shall establish with Escrow Agent.

5.2 Seller’s Deliveries in Escrow. On or before noon (Mountain Daylight Time) on the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

5.2.1 Deed. A special warranty deed for the Real Property (the “Deed”) in the form attached hereto as Exhibit D and made a part hereof, executed and acknowledged by Seller, conveying Seller’s title to the Real Property, subject only to the Permitted

Exceptions. Any discrepancy between the description of the Real Property in the deed from Seller’s immediate grantor and the description reflected on the Survey shall, if requested by Purchaser in writing at least five (5) Business Days before the Closing Date, be quitclaimed by Seller.

5.2.2 Bill of Sale and Assignment of Leases and Contracts. A Bill of Sale and Assignment of Leases and Contracts for the Real Property (the “Assignment”) in the form of Exhibit E attached hereto, executed by Seller.

5.2.3 Notice of Assignment. A notice of assignment to each of the vendors under the assumed Service Contracts executed by Seller (the “Notice of Assignment”);

5.2.4 Notice to Residents. A notice to the tenants regarding the sale of the Property in the form of Exhibit F attached hereto, or such other form as may be required by applicable state law, executed by Seller (the “Notice to Residents”);

5.2.5 Withholding Exemption Certificate. A Colorado Form DR-1083, in form required by law and duly executed by Seller, concerning required information with respect to a conveyance of a Colorado real property interest;

5.2.6 State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

5.2.7 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller; and

5.2.8 Additional Documents. Any additional documents that Purchaser, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Contract.

5.3 Purchaser’s Deliveries in Escrow. On or before noon (Mountain Daylight Time) on the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

5.3.1 Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;

5.3.2 Bill of Sale and Assignment of Leases and Contracts. The Assignment, executed by Purchaser;

5.3.3 Notices of Assignment. The Notice of Assignment, executed by Purchaser;

5.3.4 Notice to Residents. The Notice to Residents, executed by Purchaser;

5.3.5 Real Property Transfer Declaration. A Real Property Transfer Declaration, in form required by law and duly executed by Purchaser, concerning information with respect to a conveyance of a Colorado real property interest.

5.3.6 State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property; and

5.3.7 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Contract.

5.4 Closing Statements. At the Closing, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Contract in the form required by the Escrow Agent.

5.5 Title Policy. The Title Policy shall be delivered as of Closing as provided in Section 2.10.

5.6 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing, subject only to the rights of tenants under the Leases and the Permitted Exceptions.

5.7 Post-Closing Deliveries. To the extent reasonably available to Seller, copies or original Leases (which may be electronic); lease files; originals of all contracts (or copies if no originals are available) and receipts for deposits; and all keys, if any, used in the operation of the Property; shall be made available to Purchaser at the Property after the Closing. Within thirty (30) days following Closing Seller shall deliver to Purchaser a final income statement for the Property covering the month of Closing to the Closing Date. The obligation to make such delivery shall survive Closing.

5.8 Close of Escrow. The Escrow Agent shall agree in writing with Seller and Purchaser that (a) recordation of the Deed constitutes its representation that it is holding the closing documents, closing funds and closing statements and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statements and (b) release of funds to Seller shall irrevocably commit Title Company to issue the Title Policy in accordance with this Contract. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser and in accordance with escrow instructions by each party consistent with this Contract.

Article 6: Prorations and Adjustments

6.1 Prorations. The day of Closing shall belong to Purchaser and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. With respect to each proration set forth below, the portion thereof applicable to periods beginning as of the Closing Date shall be credited or charged to Purchaser and the portion thereof applicable to periods preceding the Closing Date shall be credited or charged to Seller.

6.1.1 Taxes and Assessments. General real estate taxes and assessments imposed by governmental authority and any assessments imposed by private covenant constituting a lien or charge on the Real Property for the year of Closing (collectively, “Taxes”) not yet due and payable shall be prorated based upon the most recent ascertainable assessed values and mill levy. Purchaser hereby acknowledges and agrees that Seller has or may file appeals (the “Appeals”) with respect to the current tax year and also with respect to prior year(s) ad valorem property taxes applicable to the Property (the “Appealed Taxes”). Seller shall be entitled, in Seller’s sole discretion, to continue to pursue such Appeals after the Closing Date. In the event that any such Appeal is successful in reducing the amount of Appealed Taxes payable with respect to prior years, Seller shall be entitled to the full amount of any rebate, refund or reduction resulting from such Appeal. In the event that any such Appeal is successful in reducing the amount of Appealed Taxes payable with respect to the current fiscal year, Seller and Purchaser shall prorate the net proceeds of any rebate, refund or reduction resulting from such Appeal relating to the current fiscal year.

6.1.2 Collected Rent. All collected rent and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated. Seller shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. Purchaser shall apply rent and other income from tenants that are collected after the Closing first to the obligations then owing to Purchaser for its period of ownership and to costs of collection, remitting the balance, if any, to Seller. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Purchaser. Purchaser will make reasonable efforts, without suit, to collect any rents applicable to the period before the Closing Date. Seller may pursue collection as to any rent not collected by Purchaser within 6 months following the Closing Date provided that Seller shall have no right to pursue collection efforts against any tenant while in occupancy of an apartment at the Property. In the event that any tenant pays its rent via an ACH or other automatic debit system, Seller shall cancel such automatic payments at Closing; provided, however, in the event that an automatic rent payment is erroneously forwarded to Seller after Closing, Seller, shall remit such payment to Purchaser in accordance with Section 6.2

6.1.3 Common Meter Utilities. Expenses related to common metered utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing shall be prorated. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items. Seller shall pay, or cause to be paid, at Closing the bills therefor for the period to the day preceding the Closing, and Purchaser shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Purchaser will receive a credit against the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities no more than 30 days in advance in the ordinary course of business, then Purchaser shall be charged its portion of such payment at Closing.

6.1.4 Tenant Utilities. Recoveries from the utility expense reimbursements payable by the tenants pursuant to the Leases regardless of whether or not collected by Seller (or a third party service provider) shall be prorated based upon, and shall relate back to, the months in which the billed expenses were incurred.

6.1.5 Fees and Charges under Service Contracts. Seller and Purchaser shall prorate all fees and charges under the assumed Service Contracts on the basis of the periods to which such Service Contracts relate.

6.1.6 Rent Ready Adjustments. Not more than two (2) Business Days prior to Closing (“Walk Though Date”), a representative of Purchaser and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated on or before five (5) Business Days prior to Closing that Seller has not placed in a “rent ready” condition before the Walk Through Date, Purchaser shall receive a credit against the Purchase Price at Closing in the amount of $750 per unit. As used herein, “‘rent ready’ condition” means Seller’s practice and procedures, as of the date of this Agreement, for placing units in “rent ready” condition. Nothing contained in this Section 6.1.6 shall be construed as limiting Purchaser’s rights and Seller’s obligations under the other provisions of this Agreement.

6.2 Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under Section 6.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available, with final adjustment to be made as soon as reasonably possible after the Closing, but no later than 90 days after the Closing (except for Taxes), to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 30 days of written notice. Seller shall have reasonable access to, and the right to inspect and audit, Purchaser’s books to confirm the final prorations.

6.3 Service Contracts. Purchaser will assume the obligations arising from and after the Closing Date under the Service Contracts.

6.4 Tenant Deposits. All tenant security deposits under the Leases (and interest thereon if required by law or contract to be earned thereon) and not theretofore lawfully applied to tenant obligations under the Leases shall be transferred or credited to Purchaser at Closing or placed in escrow if required by law. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant security deposits under the Leases to the extent such tenant security deposits are actually transferred or credited to Purchaser.

6.5 Utility Deposits. Purchaser shall be responsible for making any deposits, required by utility companies in order to provide service to Purchaser. All utility deposits made by Seller shall remain the property of Seller.

6.6 Sale Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Seller’s Broker. If this transaction is closed, Seller shall pay Seller’s Broker in accordance with their separate agreement. Seller’s Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, if any claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Contract or the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.

6.7 Leasing Commissions and Locator Fees. Seller shall pay, and remain liable to pay, all locator fees and leasing commissions due and owing (including any delinquent amounts) under Leases as to which occupancy occurred prior to the Closing Date. In the event the Closing occurs, Purchaser shall be responsible for all locator fees and leasing commissions due and owing under Leases as to which occupancy occurs on or after the Closing Date.

Article 7: Representations

7.1 Seller’s Representations. Except, in all cases, for any fact, information or condition disclosed in the Title Commitment, the Permitted Exceptions, the Service Contracts, or the Property Information, or which is otherwise known to Purchaser prior to Closing, Seller represents and warrants to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date:

7.1.1 Organization and Authority. Seller has been duly organized and is validly existing as a corporation in good standing in the State of Nevada and is qualified to do business in the state in which the Property is located. Seller has the full right and authority, has made all required filings and has obtained any and all consents required to enter into this Contract and, as of Closing, will have obtained any and all consents required to consummate or cause to be consummated the transactions contemplated hereby. This Contract has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, and will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms and do not, and at the time of Closing will not, violate the charter documents of Seller or any provision of any agreement or judicial order to which Seller is a party.

7.1.2 Conflicts and Pending Action. There is no agreement to which Seller is a party, or to Seller’s knowledge is binding on Seller, whose provisions will be breached by consummation of the transaction contemplated by this Contract. To Seller’s knowledge, there is no action or proceeding pending or threatened against the Real Property, including condemnation proceedings, or against the Seller which challenges or impairs Seller’s ability to execute or perform its obligations under this Contract.

7.1.3 Rent Rolls and Operating Statements. To Seller’s knowledge, the Rent Roll attached hereto as Exhibit G and all other rent rolls to be provided to Purchaser for the Real Property are or will be true, correct and complete in all material respects as of the dates thereof. The Operating Statements were prepared by or for Seller in the ordinary course of its business and are the Operating Statements used and relied upon by Seller in connection with its operation of the Property; however Seller does not and will not represent or warrant that Purchaser will be able to, or that Purchaser should be able to, operate the Property in a manner which will produce results which are the same as or similar to those reflected in the Operating Statements.

7.1.4 Leases. To Seller’s knowledge, except for those tenants under the Leases, as shown on the Rent Roll, there are no other tenants in possession of, or claiming any possession to, any portion of the Property (subject to any new Leases that Seller is permitted to enter into under this Contract prior to Closing).To Seller’s knowledge, Seller is not in material default or breach under any of the Leases, and Seller is the owner of the lessor’s interest under the Leases. Seller has not conveyed any of the lessor’s interest under the Leases, except for collateral assignments/liens to be released at Closing.

7.1.5 Service Contracts. To Seller’s knowledge, Seller has not received written notice of any material default under any of the Contracts that will not be terminated on the Closing Date and to Seller’s knowledge, no material default exists under any Service Contract.

7.1.6 Violations. To Seller’s knowledge, Seller has not received any written notice from any governmental agency of (i) any uncured material violation of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property or (ii) any change to the zoning classification of, or any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to, the Property.

7.1.7 Foreign Person. Seller is not a “foreign person” or a “disregarded entity” as defined in Section 1445 of the Internal Revenue Code, as amended, and the Treasury Regulations thereunder.

7.1.8 OFAC. Neither Seller nor any of its affiliates is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action and does not, to its actual knowledge, engage in any dealings or transactions or be otherwise associated with such persons or entities. Neither Seller nor any person holding a direct or indirect ownership interest in Seller is described in, covered by or specially designated pursuant to, or affiliated with any person described in, covered by or specially designated pursuant to, any Anti-Terrorism Law or any list issued by any department or agency of the United States of America in connection with any Anti-Terrorism Law. “Anti-Terrorism Law” means Executive Order 13224, as amended; the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701-06 et seq.; the Iraqi Sanctions Act, Pub.L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. Section 287c; the Antiterrorism and Effective Death Penalty Act; the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 aa-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597. The foregoing does not apply to the extent any direct or indirect interest in Seller is held through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” an entity whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States.

7.1.9 Insolvency. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Seller.

7.1.10 Hazardous Materials. To Seller’s knowledge, except as disclosed in the Property Information, Seller has received no written notice of the presence of any Hazardous Materials in, on or under the Improvements or Real Property in violation of any Environmental Law. “

7.1.11 Definition of Seller’s Knowledge. Any representations made “to Seller’s knowledge” shall not be deemed to imply any duty of inquiry. For purposes of this Contract, the term “to Seller’s knowledge” shall mean and refer only to actual knowledge of the Designated Representative of the Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of the Seller, or any affiliate or parent of the Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability. As used herein, the term Designated Representative shall refer to Tiffany Stanley who is the District Manager of Seller’s property manager with supervisory responsibility for the Property.

7.2 Purchaser’s Representations. As a material inducement to Seller to execute this Contract and consummate this transaction, Purchaser represents to Seller the following as of the Effective Date and as of the Closing Date:

7.2.1 Organization and Authority. Purchaser has been duly organized and validly exists as a limited partnership in good standing in the State of Delaware and, as of the Closing Date, will be qualified to do business in the state in which the Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Contract and, prior to Closing will have obtained any and all consents required to consummate or cause to be consummated the transactions contemplated hereby. This Contract has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

7.2.2 Conflicts and Pending Action. There is no agreement to which Purchaser is a party, or to Purchaser’s knowledge is binding on Purchaser, whose provisions will be breached by consummation of the transaction contemplated by this Contract. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Contract.

7.2.3 ERISA. Purchaser does not hold the assets of any employee benefit plan within the meaning of 29 C.F.R. §2510.3-101(a)(2).

7.2.4 Anti-Terrorism. Purchaser (which for this purpose includes its partners, members, principal stockholders and any other constituent entities) (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11 sdn.pdf> or at any replacement website or other replacement official publication of such list and (ii) is currently in compliance with and will at all times during the term of this Contract (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

7.3 ADA/FHA Disclosure. Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”). The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representation. Purchaser acknowledges that it is solely responsible for determining whether the Property complies with the ADA and the FHA. The provisions of this Section 7.3 shall survive indefinitely the Closing or earlier termination of this Contract and shall not be merged into the Deed or other closing documents.

7.4 Sophisticated Purchaser. Purchaser is a sophisticated and experienced purchaser of multifamily apartment projects, and has participated in and is familiar with the acquisition, development, redevelopment, ownership, management, and operation of real estate projects similar to the Property. Purchaser has or will have under the terms of this Contract adequate opportunity to complete and has completed all physical, financial, legal and regulatory investigations and examinations relating to the Property that it deems necessary, and will acquire the same solely on the basis of such investigations and examinations and the title insurance protection afforded by the Title Policy and not on the basis of any information provided or to be provided by Seller or any Seller’s Representatives (other than as provided to the contrary in Section 7.1).

Article 8: Miscellaneous

8.1 Parties Bound. Except for an assignment pursuant to Section 8.2, Purchaser may not assign this Contract without the prior written consent of Seller, and any such prohibited assignment shall be void; provided however, that Purchaser may assign to an Affiliate the rights to acquire the Property. Subject to the foregoing, this Contract shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this Section 8.1, the term “Affiliate” means: (i) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser, or (ii) an entity at least a majority of whose economic interest is owned by Purchaser and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations. No assignment shall relieve the assignor of any obligation under the Contract.

8.2 Section 1031 Exchange. Purchaser and Seller acknowledge that either party may wish to structure this transaction as a tax deferred exchange of like-kind property within the meaning of Section 1031 of the Internal Revenue Code. Each party agrees to reasonably cooperate with the other party to effect such an exchange; provided, however, that: (i) the cooperating party shall not be required to acquire or take title to any exchange property; (ii) the cooperating party shall not be required to incur any expense (excluding attorneys’ fees) or liability whatsoever in connection with the exchange, including, without limitation, any obligation for the payment of any escrow, title, brokerage or other costs incurred with respect to the exchange; (iii) no substitution of the effectuating party shall release said party from any of its obligations, warranties or representations set forth in this Contract or from liability for any prior or subsequent default under this Contract by the effectuating party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor; (iv) the effectuating party shall give the cooperating party at least ten (10) Business Days prior notice of the proposed changes required to effect such exchange and the identity of any party to be substituted in the Escrow; (v) the effectuating party shall be responsible for preparing all additional agreements, documents and escrow instructions (collectively, the “Exchange Documents”) required by the exchange, at its sole cost and expense; (vi) the effectuating party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, and the cooperating party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction arising by reason of the cooperating party’s performance of the acts required hereby; and (vii) the Closing Date shall not be changed as a result of such exchange.

8.3 Headings. The article and section headings of this Contract are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

8.4 Invalidity and Waiver. If any portion of this Contract is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Contract shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Contract shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

8.5 Governing Law. This Contract shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

8.6 Limitations.

8.6.1 Limitation Period. Seller’s covenants, indemnities, warranties and representations contained in this Contract and in any document executed by Seller pursuant to this Contract shall survive Purchaser’s purchase of the Property only for a period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “Limitation Period”). Seller’s liability for breach of any such covenant, indemnity, representation or warranty shall be limited to claims in excess of an aggregate amount of $25,000, and Seller shall be liable only to the extent that such aggregate amount exceeds such figure. Seller’s aggregate liability for claims arising out of such covenants, indemnities, representations and warranties shall not exceed $300,000. Notwithstanding anything to the contrary contained in this Contract, Seller shall not be liable for consequential, punitive and/or exemplary damages of any nature whatsoever. Purchaser shall provide written notice to Seller of any alleged breach of such covenants, indemnities, warranties or representations and shall allow Seller 30 days within which to cure such breach, or, if such breach cannot reasonably be cured within 30 days, an additional reasonable time period not to exceed 90 days, so long as such cure has been commenced within such 30 days and is being diligently pursued. If Seller fails to cure such breach after written notice and within such cure period, Purchaser’s sole remedy shall be an action at law for actual damages as a consequence thereof, provided that any claim or action at law for actual damages brought after Closing based upon a misrepresentation or a breach of a covenant, indemnity, warranty or representation under this Contract shall be actionable or enforceable if and only if notice of such claim is given to Seller within ninety-one (91) days following the expiration of the Limitation Period. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser’s waiver and release set forth in Section 2.6 shall apply fully to liabilities under such covenants, indemnities, representations and warranties and is hereby incorporated by this reference. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller. The limitation as to Seller’s liability in this Section 8.6.1 does not apply to Seller’s liability with respect to prorations and adjustments under Article 6. The provision of this Section 8.6.1 shall survive indefinitely the Closing or earlier termination of this Contract and shall not be merged into the Deed or other closing documents.

8.6.2 Disclosure. Notwithstanding any contrary provision of this Contract, if during the pendency of this Contract Seller, to its knowledge as defined in Section 7.1.11, becomes aware of any matters which make any of its representations or warranties untrue in any material respect, Seller shall promptly disclose such matters to Purchaser in writing. In the event that Seller so discloses any matters which make any of Seller’s representations and warranties untrue in any material respect or in the event that Purchaser otherwise becomes aware during the pendency of this Contract prior to Closing of any matters which make any of Seller’s representations or warranties untrue in any material respect, Seller shall bear no liability for such matters, but Purchaser shall have the right to elect in writing on or before the earlier of the Closing Date or three (3) Business Days after Seller discloses any such matters to Purchaser, (a) to waive such matters and complete the purchase of the Property without reduction of the Purchase Price in accordance with the terms of this Contract, or (b) as to any matters disclosed following the expiration of the Inspection Period, to terminate this Contract and receive a refund of the Earnest Money, less the Independent Contract Consideration.

8.7 No Third Party Beneficiary. This Contract is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary or otherwise.

8.8 Time. Time is of the essence in the performance of this Contract.

8.9 Press Release. At no time prior to or following Closing will Purchaser, Seller or their respective brokers release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, this transaction or the terms, conditions, or substance of this Contract (including without limitation, the purchase price) without first obtaining the written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed. The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements. Any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws. The authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation) (a) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction, (b) the existence or status of any negotiations unrelated to the tax issues, or (c) any other term or detail not relevant to the tax treatment or the tax structure of the transaction. In addition to any other remedies available to a party, each party shall have the right to seek equitable relief, including without limitation injunctive relief or specific performance, against the other party in order to enforce the provisions of this Section 8.9.

8.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth on Exhibit I. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one Business Day after deposit with such courier, (b) sent by facsimile or email, in which case notice shall be deemed delivered upon receipt of confirmation transmission of such facsimile or email notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon delivery (whether accepted or refused). Any notice sent by facsimile, email or personal delivery and delivered after 5:00 p.m. local time where the Real Property is located shall be deemed received on the next Business Day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

8.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Contract and that the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Contract or any exhibits or amendments hereto.

8.12 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

8.13 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next Business Day. Additionally, in establishing the Closing Date, if the last day of the computed time period is a Friday or one Business Day before or after a legal holiday for banks in the state in which the Real Property is located, the Closing Date shall be on the next day which is neither a Friday, Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time where the Real Property is located.

8.14 Execution in Counterparts. This Contract may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Contract. To facilitate execution of this Contract, the parties may execute and exchange by telephone facsimile, or by e-mail as a .pdf document or other electronic imaging, counterparts of the signature pages, provided that executed originals thereof are promptly forwarded to the other party by any of the delivery methods set forth in Section 8.10 other than facsimile.

8.15 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.

8.16 Entirety and Amendments. This Contract embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Purchaser, which shall not be superseded by this Contract. This Contract may be amended or supplemented only by an instrument in writing executed by the parties.

8.17 Procedure for Indemnity. The following provisions govern actions for indemnity under this Contract. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in such proceeding and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission to so deliver such written notice to the indemnitor will not relieve it of any other liability that it may have to any indemnitee. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

8.18 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONTRACT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NEITHER PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COUNSEL WITH RESPECT TO THIS WAIVER.

8.19 No Recording. Neither this Contract or any memorandum or short form thereof may be recorded by Purchaser.

8.20 No Partnership. The relationship of the parties hereto is solely that of Seller and Purchaser with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

8.21 Simultaneous Closings. The obligation of Seller to sell the Property to Purchaser under this Contract is hereby also made expressly contingent and conditional upon the simultaneous closings of the purchase by Purchaser from ORI Park, Inc., a Nevada corporation (hereinafter called “Other Seller”) of the Camden Pinnacle multi-family residential apartment complex located in the State of Colorado and described on Exhibit J attached hereto and incorporated herein by reference (herein called “Other Property”), pursuant to that certain Improved Commercial Property Earnest Money Contract dated of even date herewith, between Other Seller and Purchaser (herein called “Other Purchase Agreement”). If Purchaser, for any reason, (i) terminates the Other Purchase Agreement, (ii) defaults in its obligation to purchase the Other Property under the Other Purchase Agreement, or (iii) fails to close its purchase of the Other Property simultaneously with its closing of its purchase of the Property pursuant to this Contract (other than as the result of a default by Seller under this Contract or the Other Seller under the Other Purchase Agreement), Seller may elect, by written notice to Purchaser, to terminate this Contract, in which event the Earnest Money shall (a) be refunded to Purchaser, if Purchaser is not in default under this Contract or the Other Purchase Agreement, or (b) be retained by Seller as liquidated damages for such default, if Purchaser is in default under this Contract or the Other Purchase Agreement, and not as a penalty, actual damages being difficult or impossible to measure; and this Contract shall be deemed to be null, void, terminated and of no further force or effect, except as herein to the contrary expressly provided.

The obligation of Purchaser to purchase the Property from Seller under this Contract is hereby also made expressly contingent and conditional upon the simultaneous closing of the purchase by Purchaser of the Other Property from the Other Seller pursuant to the Other Purchase Agreement. If, for any reason, (a) the Other Purchase Agreement is validly terminated by the Other Seller (except as a result of a default thereunder by Purchaser) or Purchaser, (b) the Other Seller defaults under its obligation to sell the Other Property under the Other Purchase Agreement, or (c) the Other Seller fails to close the sale of the Other Property to Purchaser simultaneously with Seller’s sale of the Property to Purchaser pursuant to this Contract (other than as a result of a default by Purchaser under this Contract or the Other Purchase Agreement), Purchaser may elect, by written notice to Seller, to terminate this Contract, in which event the Earnest Money shall be refunded to Purchaser, and this Contract shall be deemed to be null, void, terminated and of no further force or effect, except as herein to the contrary expressly provided.

Notwithstanding anything set forth herein to the contrary, the Inspection Period and the Closing Dates, respectively, under this Contract and under the Other Purchase Agreement, shall always be identical, and, if any of said dates is changed pursuant to the terms of this Contract or the Other Purchase Agreement, said change shall also apply to said date under this Contract.

8.22 Submission not an Offer. The submission of this Contract to any party by Seller shall not be construed as an offer, nor shall Purchaser have any rights with respect thereto, unless and until Seller shall execute a copy of this Contract and deliver the same to Purchaser.

8.23 Independent Responsibility/No Alter Ego. The parties hereby agree that the obligations of the parties under this Contract are separate and distinct, and that no party’s affiliate (of any type or nature) or other third party is responsible in any manner whatsoever for the debts, liabilities or obligations of any party hereto. As such, the parties agree that no party’s affiliate (of any type or nature) or other third party is an alter-ego of any other party (or any affiliate thereof) or in any manner is or shall be vicariously, derivatively or otherwise liable for the debts, liabilities or obligations of any party or any affiliate thereof (collectively, “Derivative Claims”). The parties further agree that, as a material part of and material inducement for the transactions contemplated by this Contract, they will not assert any Derivative Claims in any dispute, claim or controversy relating to or arising out of this Contract. The provisions of this Section 8.23 shall survive the closing or consummation of the transactions contemplated by this Contract or any termination or purported termination of this Contract.

8.24 Record Access and Retention. Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or reasonable control of Seller, or its property manager or accountants (without any requirement for Seller to compile, categorize or otherwise organize such information), to facilitate Purchaser’s auditor to in the conduct of an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the two (2) immediately preceding calendar years (provided, however, that other than fees paid or payable to Seller, a Seller affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by Seller (as opposed to paid to a third party) or interest expenses attributable to Seller). Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether requested before or after Closing. Seller’s obligation to maintain its records for use under this Section 8.24 shall be an on-going condition to Closing for Purchaser’s benefit until Closing. Seller shall maintain its records for use under this Section 8.24 for a period of not less than one year after the Closing Date. The provisions of this Section shall survive Closing.

[Signature Pages Follow]

SIGNATURE PAGES TO

REAL ESTATE CONTRACT

BY AND BETWEEN

ORI-COLORADO, INC.

AND

RESOURCE REAL ESTATE OPPORTUNITY OP, LP

IN WITNESS WHEREOF, the parties hereto have executed this Contract on the day and year written below.

“SELLER”

ORI-COLORADO, INC.,
a Nevada corporation

By:	/s/ William W. Sengelmann
Name:	William W. Sengelmann
Title:	Senior Vice President

Date: September 4, 2013

SIGNATURE PAGES TO

REAL ESTATE CONTRACT

BY AND BETWEEN

ORI-COLORADO, INC.

AND

RESOURCE REAL ESTATE OPPORTUNITY OP, LP

“PURCHASER”

RESOURCE REAL ESTATE OPPORTUNITY OP, LP, a Delaware limited partnership

By:	Resource Real Estate Opportunity REIT, Inc., a Maryland corporation, its general partner

	By:	/s/ Kevin Finkel
	Name:	Kevin Finkel
	Title:	President

Date: September 4, 2013

SIGNATURE PAGES TO

REAL ESTATE CONTRACT

BY AND BETWEEN

ORI-COLORADO, INC.

AND

RESOURCE REAL ESTATE OPPORTUNITY OP, LP

Escrow Agent has executed this Contract in order to agree that Escrow Agent shall act as escrowee with respect to and shall hold the Earnest Money and the interest earned thereon, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of Exhibit B hereof.

CHICAGO TITLE COMPANY

By:	/s/ Eric Dahlberg
Name:	Eric Dahlberg
Title:	Escrow Officer

Date: September 4, 2013

LIST OF EXHIBITS

A	Legal Description

B	Escrow Instructions

C	Property Information

D	Form of Deed

E	Form of Bill of Sale and Assignment of Leases and Contracts

F	Form of Notice to Tenants

G	Rent Roll

H	Service Contracts

I	Addresses for Notices

J	Legal Description of Camden Pinnacle

EXHIBIT A

LEGAL DESCRIPTION

Lot 1,

Block 1,

Centennial,

County of Arapahoe,

State of Colorado

A-1

EXHIBIT B

ESCROW INSTRUCTIONS

1. Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing segregated accounts satisfactory to Purchaser and Seller, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Contract occurs, the Escrow Agent shall apply the Earnest Money against the Purchase Price due Seller at Closing.

2. Contract Terminations. Upon a termination of this Contract, either party to this Contract (the “Terminating Party”) may give written notice to the Escrow Agent and the other party (the “Non-Terminating Party”) of such termination and the reason for such termination. Such request shall also constitute a request for the release of the applicable Independent Contract Consideration to the Seller and the remainder of the Earnest Money to the Purchaser. The Non-Terminating Party shall then have five Business Days in which to object in writing to the release of the Earnest Money. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

3. Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Contract.

4. Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Contract, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Contract or involving willful misconduct or negligence on the part of the Escrow Agent.

B-1

EXHIBIT C

PROPERTY INFORMATION

Construction Plan Drawings and Specification Books, to be made available at the Real Property

Copies of permits and licenses related to or affecting the Property, including, Pool and Spa Permits, Elevator Permits (if applicable), Flood Elevation Certifications (if applicable) and Boiler Permits (if applicable)

Current inspections reports to be made available at the Real Property

Certificates of Occupancy

Soil Reports, if available

All existing environmental reports prepared for the Seller or in Seller’s possession

Standard form of apartment lease used by Seller for the Real Property and the right to inspect the existing Leases (electronic) in the possession of the property manager for the Real Property to be made available at the Real Property.

Copies of all Service Contracts for the Real Property (as defined in the contract)

A list of Personal Property,

Insurance Claims History for the current year and the past two years for the Property

Floor plans and amenities

Site Plan for the Real Property

Any existing land title survey for the Real Property (“Existing Survey”)

Warranties on major items (i.e., roof) for the Real Property

Current Rent Rolls for the Real Property and historical monthly rent rolls for the period commencing December 1, 2011 to current date.

Utility Account List for the Real Property (including names/addresses of utility companies; account numbers)

Copies of Utility Bills (telephone, electric, water/sewer, gas and cable) for the past three months for the Real Property

Real Estate Tax Bills for the past two years for the Real Property

C-1

Capital Expenditures current year and prior 2 years for the Property which is included on the Operating Statements

Operating Statements for the Property for the current year and prior two years.

Accounts payable and accounts receivable detail listing/aging reports as calendar years ending December 31, 2011 and December 31, 2012 and as of the calendar month end.

General ledgers for 2012 and 2013.

List of current on site staff by name and position.

C-2

EXHIBIT D

When recorded, return to:

Attention:

SPECIAL WARRANTY DEED

For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ORI-COLORADO, INC., a Nevada corporation (“Grantor”), hereby grants, sells and conveys to                                          (“Grantee”), that real property located in                                          County, Colorado and legally described on Exhibit A attached hereto and incorporated herein by this reference, together with all interests, privileges and easements appurtenant thereto and any and all improvements located thereon (the “Property”).

SUBJECT TO: current taxes not yet due and payable, assessments and any other liens arising therefrom, all reservations in patents, deed restrictions, if any, all easements, rights of way, covenants, conditions, restrictions, encroachments, liens, encumbrances, obligations and liabilities as may appear of record, and all other matters that can be determined by a visual inspection or a complete and accurate survey of the Property (collectively, the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Property, subject to the Permitted Exceptions as aforesaid, unto Grantee, and Grantee’s successors and assigns, forever; and Grantor does hereby bind Grantor, and Grantor’s successors and assigns, to WARRANT and FOREVER DEFEND, all and singular, the Property, subject to the Permitted Exceptions, unto Grantee, and Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise.

DATED effective as of the      day of             , 20    .

ORI-COLORADO, INC.,
a Nevada corporation

By:
Name:
Title:

STATE OF	)
) ss
COUNTY OF	)

On                     ,         , before me, the undersigned, a Notary Public in and for said County and State, personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies) and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said County and State
My Commission Expires:

EXHIBIT A

PROPERTY

EXHIBIT E

BILL OF SALE AND ASSIGNMENT OF LEASES AND CONTRACTS

This instrument is executed and delivered as of the      day of             , 201   pursuant to that certain Improved Commercial Property Earnest Money Contract (“Contract”), dated             , 201  , by and between ORI-COLORADO, INC., a Nevada corporation (“Seller”), and                     , a                      (“Purchaser”), covering the real property described in Exhibit A attached hereto (“Real Property”).

1. Sale of Personalty. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Purchaser the following without recourse or warranty (the “Personal Property”):

(a) Tangible Personalty. All of Seller’s right, title and interest in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Seller presently located on such property, including without limitation all of the furniture, equipment and other tangible personal property listed on Exhibit B-1 attached hereto and incorporated herein by reference, but expressly excluding all computer equipment, computer networking equipment, check scanners, facsimile machines, photocopiers, any and all licenses and software in connection with any of the foregoing exclusions, project signage bearing any name, logo or trademark of Seller or any of its affiliates, golf carts and other motorized vehicles and any items of personal property owned by tenants, any managing agent or others (the “Tangible Personalty”).

(b) Intangible Personalty. All of Seller’s right, title and interest in and to all entitlements and intangible personal property in connection with or arising out of the design, construction, ownership, occupancy, use, management, operation, maintenance, repair or ownership of the Real Property (the “Intangible Personal Property”), including without limitation: (a) licenses, permits governmental approvals and certificates of occupancy relating to the operation of the Real Property, (b) the right to use the name of the Real Property (if any) in connection with the Real Property (but expressly excluding any right to use the name “Camden”, or any derivation thereof, and any other names, logos and trademarks owned by Seller or any of its affiliates), (c) if still in effect, guaranties and warranties received by Seller from any unrelated third party, contractor, manufacturer or other person in connection with improvements to or operation of the Real Property, and (d) all local phone numbers and facsimile numbers for the Real Property.

2. Assignment of Leases and Contracts. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, and Purchaser hereby accepts such assignment of, the following without recourse or warranty (the “Assigned Property”):

(a) Leases. All of Seller’s right, title and interest in and to the tenant leases covering the Real Property and tenant security deposits which are specifically listed on Exhibit B-2 attached hereto and incorporated herein by reference (“Leases and Deposits”), and Purchaser hereby assumes all of Seller’s obligations under the Leases and Deposits arising from and after the date of this instrument;

(b) Service Contracts. All of Seller’s right, title and interest in and to the service contracts described in Exhibit B-3 attached hereto and incorporated herein by reference (the “Service Contracts”).

3. Assumption. Purchaser, for itself and its successors or assigns, hereby assumes the obligations of Seller under the Leases and Deposits and Service Contracts arising from and after the date of this instrument and shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Seller by reason of Purchaser’s breach or default of its obligations with respect to the Leases or tenant security deposits arising on and after the date of this instrument. Seller shall defend, indemnify and hold harmless Purchaser from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Purchaser by reason of Seller’s breach or default of its obligations with respect to the Leases arising before the date of this instrument.

4. Agreement Applies. The covenants, agreements, representations, warranties, releases, indemnities and limitations provided in the Contract with respect to the property conveyed hereunder (including, without limitation, the limitations of liability provided in the Contract), are hereby incorporated herein by this reference as if herein set out in full and shall inure to the benefit of and shall be binding upon Purchaser and Seller and their respective successors and assigns.

5. Disclaimer. As set forth in the Contract, which provisions are hereby incorporated by this reference as if herein set out in full, the Personal Property and Assigned Property are conveyed by Seller and accepted by Purchaser AS IS, WHERE IS, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF SELLER AND PURCHASER EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, AND ALL OTHER REPRESENTATIONS AND WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE OF THE STATE OR STATES WHERE THE REAL PROPERTY IS LOCATED.

6. Counterparts. This instrument may be executed in multiple counterparts, each of which shall constitute an original and all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment of Leases and Contracts to be executed as of the date written above.

SELLER:

ORI-COLORADO, INC., a Nevada corporation

By:
Name:
Title:

PURCHASER:

By:
Name:
Title:

Exhibit A

Legal Description

Exhibit B-1

List of Personal Property

Exhibit B-2

Leases and Security Deposits

Exhibit B-3

Service Contracts

EXHIBIT F

NOTICE TO RESIDENTS

[Date]

[VIA FIRST CLASS MAIL] [PERSONAL DELIVERY]

Property Name

Address

City/State/Zip

Dear Resident:

Notice is hereby given to the tenants of Camden Centennial Apartments (the “Property”) that ORI-Colorado, Inc. (“Landlord”) has sold the Property to                                          (“Purchaser”) effective as of this date. Purchaser has assumed all of the obligations of Landlord under your lease, including any obligations with respect to your security deposit. Purchaser acknowledges that it has received and is responsible for your security deposit, which security deposit has been transferred to Purchaser, less any amounts applied by Landlord. Purchaser is now your landlord and all future rent payments under your lease shall be made to Purchaser.

In the event that your rent payments are made to Seller via an ACH or other automatic debit system, such payments shall be rejected as of the date hereof and you should make alternative arrangements with Purchaser for the payment of your rent.

Purchaser’s address and telephone number for purposes of your lease are as follows:

Sincerely,

ORI-COLORADO, INC., a Nevada corporation

By:
Name:
Title:	Authorized Signatory

F-1

PURCHASER

By:
Name:
Title:

F-2

EXHIBIT G

RENT ROLL

G-1

EXHIBIT H

SERVICE CONTRACTS

VENDOR	SERVICE
Comcast of California/Colorado/Florida/Oregon, Inc.	Cable – Bulk Services
Mac-Gray Corporation	Laundry Lease Agreement
Loss Prevention Technologies	Alarm Monitoring Services
Waste Management of Colorado	Trash Service

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EXHIBIT I

ADDRESSES FOR NOTICES

Purchaser:	Seller:

Resource Real Estate Opportunity OP, LP 3033 E. 1st Avenue, Suite 805 Denver, Colorado 80206 Attn: Marshall P. Hayes Telephone: (303) 209-6351 Facsimile: (303) 553-8409 email: mhayes@resourcerei.com

ORI-Colorado, Inc.

c/o Camden USA, Inc.

11 Greenway Plaza, Suite 2400

Houston, Texas 77046

Attn: William W. Sengelmann

Telephone: (713) 354-2527

Facsimile: (713) 354-2708

email: bsengelmann@camdenliving.com

Copy to:

Resource Real Estate Opportunity OP, LP 1845 Walnut Street, 18th Floor Philadelphia, PA 19103 Attn: Shelle Weisbaum Telephone: (215) 832-4187 Facsimile: (215) 761-0452 email: sweisbaum@resourcerei.com	and: Camden Development, Inc. 11 Greenway Plaza, Suite 2400 Houston, Texas 77046 Attn: Stanley Jones Telephone: (713) 354-2637 Facsimile: (713) 354-2708 email: scjones@camdenliving.com
And to:
Copy to:
Ledgewood, PC 1900 Market Street, Suite 750 Philadelphia, PA 19103 Attn: Stacy C. Bedwick, Esq Telephone: (215) 731-9450 Facsimile: (215) 735-2513 email: sbedwick@ledgewood.com	Camden Property Trust 11 Greenway Plaza, Suite 2400 Houston, Texas 77046 Attn: J. Robert Fisher Telephone: (713) 354-2827 Facsimile: (713) 354-2710 email: bfisher@camdenliving.com

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EXHIBIT J

LEGAL DESCRIPTION OF CAMDEN PINNACLE

Parcel One:

Lot 2, Block 1,

Ranch Pecos I Subdivision, according to the plat recorded November 10, 1972 in Plat Book F13 at Page 110, County of Adams, State of Colorado.

Parcel Two:

together with those certain easements set forth on Exhibits C and D on Use and Easement Declarations, recorded November 2, 1974 in Book 1963 at Pages 388 and 397, in Clerk and Recorders office of the County of Adams, State of Colorado.

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